EXHIBIT 99.1

                                  ION NETWORKS
                                [OBJECT OMITTED]


FOR IMMEDIATE RELEASE                                STEPHANIE PRINCE/CATHY HAY
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                                                   Morgen-Walke Associates, Inc.
                                                   212-850-5600


                    ION NETWORKS REPORTS PRELIMINARY RESULTS
*COMPANY UPDATES PROGRESS TO DATE*


PISCATAWAY,  NEW JERSEY  APRIL 16,  2001 - ION  Networks  Incorporated  (Nasdaq:
IONN), THE PROACTIVE NETWORK INFRASTRUCTURE MANAGEMENT COMPANYSM and a leader in performance analysis and restoration, today announced preliminary results for its fourth fiscal quarter. All of the reported results are unaudited and are subject to final adjustment when the year-end audit is completed in June 2001.

Sales for the fiscal fourth quarter were approximately $3.45 million, level with sales in the fiscal third quarter, despite the current uncertainty in the telecommunications marketplace and the economy overall. Preliminary figures are indicating that the Company is seeing the expected positive impact from a full quarter of the restructuring undertaken near the end of the third quarter. Additionally, the Company has reduced its inventory position to approximately $2.1 million during the fourth quarter from $2.7 million at December 31, 2001. As of March 31, 2001 the Company had approximately $5.2 million in cash and minimal debt on its balance sheet.

"Preliminary figures indicate that our restructuring plan is meeting our expectations," said Ron Sacks, Chief Executive Officer of ION Networks. "Additionally, we view our sequentially flat sales as a positive achievement in light of the revenue shortfall many of our peers are experiencing. Given


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EXHIBIT 99.1

our progress, we have chosen to make additional investments in our marketing efforts and sales team at this time in order to further penetrate our target markets. We expect this move to position us for improved sales and market share as the general economic outlook improves and the telecommunication markets recover."

"We have taken this unusual step of a preliminary announcement because we wanted to share available information as soon as possible. Because we are reporting our fiscal year end, our final audited results are not expected to be released until mid-June. The release of these results will also be followed by a conference call," concluded Mr. Sacks.

- more -

NOTICE OF CONFERENCE CALL

Management will host a conference call today at 5:00 p.m. EST. To participate in the conference call, local and international callers can dial 212-676-5188. A replay is available approximately one hour after the call until 11:59 p.m. on April 20, 2001. The replay number is 858-812-6440, passcode: 18556204. The conference call will also be Webcasted and archived on ION Networks' web site: www.ion-networks.com.
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ABOUT ION NETWORKS  ION  Networks is a leading  developer  and  manufacturer  of
software-  and  hardware-based   solutions  for  secure  network  infrastructure
management  and  automated  performance  analysis  and  restoration.   Based  in
Piscataway, NJ, the Company has installed systems worldwide from its six direct sales offices in the U.S., its wholly owned subsidiaries in Livingston, Scotland and Antwerp, Belgium, and its distribution networks on four continents. IT'S ABOUT AVAILABILITY(SM)

This press release contains information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements.

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